Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2010
(millions, except per share amounts)
Operating Revenue	$14,379

Operating Expenses	11,740

Income from operations	2,639

Other income	326

Interest and related charges	853

Income before income tax expense including noncontrolling interests	$2,112

Income tax expense	750

Net income including noncontrolling interests	1,362

Loss from discontinued operations (including income tax expense of $1)	(132)

Noncontrolling interests	17

Net income attributable to Dominion	$1,213

Amounts attributable to Dominion:

Income from continuing operations	$1,345

Loss from discontinued operations	(132)

Net income attributable to Dominion	$1,213

Earnings Per Common Share – Basic and Diluted

Income from continuing operations	$2.28

Loss from discontinued operations	(0.22)

Noncontrolling interests	(0.03)

Net income attributable to Dominion	$2.03

Exhibit 99

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2010
(millions)
Operating Revenue	$6,464

Operating Expenses	5,864

Income from operations	600

Other income	109

Interest and related charges	350

Income before income tax expense	359

Income tax expense	112

Net Income	247

Preferred dividends	17

Balance available for common stock	$230